                                                                     Exhibit 2.3


                                                                       Exhibit D

                          BEVERLY BANCORPORATION, INC.


                             STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT, dated as of March 15, 1998, is entered into by and among St. Paul Bancorp, Inc., a Delaware corporation ("St. Paul"), Beverly Bancorporation, Inc., a Delaware corporation ("Beverly Corp.") and the stockholders of Beverly Corp. named on Schedule I hereto (collectively, the "Stockholders") who are directors, executive officers or other affiliates of Beverly Corp. (for purposes of Rule 145 under the Securities Act of 1933, as amended, and for purposes of qualifying the Merger (defined below) for "pooling-of-interests" accounting treatment).

     WHEREAS, St. Paul and Beverly Corp. have entered into an Agreement and Plan of Merger, dated as of March 15, 1998 (the "Agreement"), which is conditioned upon, and requires, the execution of this Stockholder Agreement and which provides for, among other things, the acquisition of Beverly Corp. by St. Paul, to be effected by the merger of Beverly Corp. with and into St. Paul, in a stock-for-stock transaction (the "Merger"); and

     WHEREAS, in order to induce St. Paul to enter into or proceed with the Agreement, Beverly Corp. represents and warrants as to that the facts provided herein are accurate as to each of the Stockholders set forth herein, and each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his/her capacity as a stockholder of Beverly Corp.;

     NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Ownership of Beverly Corp. Common Stock. Beverly Corp. and each Stockholder represents and warrants that the number of shares of Beverly Corp. common stock, par value $.01 per share ("Beverly Corp. Common Stock"), set forth opposite such Stockholder's name on Schedule I hereto is the total number of shares of Beverly Corp. Common Stock over which such person has "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

     2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

          (a) Such Stockholder shall, at any meeting of the holders of Beverly Corp. Common Stock called for the purpose, vote or cause to be voted all shares of Beverly Corp. Common Stock with respect to which such Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) (i) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) against any Acquisition Transaction (as defined in the Agreement) with any party other than St. Paul or one of its Subsidiaries (as defined in the Agreement) or affiliates, or any other transaction inconsistent with the Agreement or the transactions contemplated thereby.

          (b) Except as otherwise expressly permitted hereby, such Stockholder shall not, during the risk sharing period as interpreted by the Securities and Exchange Commission ("SEC"), sell, pledge, transfer or otherwise dispose of his/her shares of Beverly Corp. Common Stock; provided, however, that this
Section 2(b) shall not apply to a pledge existing as of March 12, 1998.

          (c) Such Stockholder shall not in his/her capacity as a stockholder of Beverly Corp. directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than St. Paul or an affiliate thereof) concerning any merger, sale of all or substantially all of the assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transaction involving Beverly Corp. or any other transaction inconsistent with the Agreement or the transactions contemplated thereby. Nothing herein shall impair such Stockholder's fiduciary obligations as a director of Beverly Corp.

          (d) Such Stockholder shall use his/her best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by this Stockholder Agreement.

          (e) Such Stockholder shall not, prior to the public release by St. Paul of an earnings report to its stockholders covering at least one month of operations after consummation of the Merger (the "Restricted Period"), sell, pledge (other than the replacement of a pledge existing on March 12, 1998 of Beverly Corp. Common Stock), transfer or otherwise dispose of the shares of St. Paul common stock, par value $.01 per share (the "St. Paul Common Stock"), to be received by him/her for his/her shares of Beverly Corp. Common Stock upon consummation of the Merger.

          (f) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of St. Paul Common Stock received in exchange for Beverly Corp. Common Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended.

          (g) During the Restricted Period, such Stockholder shall not sell or otherwise dispose of a number of shares of his/her Beverly Corp. Common Stock, or shares of St. Paul Common Stock which are exchanged for said shares, (i) which is greater than 10% of his/her total beneficial ownership of said shares as of the date of the first such sale and (ii) which in the aggregate with shares sold or otherwise disposed of by all other Stockholders will be greater than 1% of the issued and outstanding shares of Beverly Corp. as of the date of the first such sale. For purposes of this computation, outstanding stock options that currently are exercisable would be considered as outstanding or beneficially owned after such options are converted to common stock equivalents using the treasury stock method in accordance with generally accepted accounting principles.

          (h) Such Stockholder has no present plan or intent and, as of the effective time of the Merger, shall have no present plan or intent, to engage in any sale, exchange, transfer, distribution (including a distribution by a corporation to its shareholders), redemption, or reduction in any way of such Stockholder`s risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (collectively a "Sale"), with respect to any of the shares of St. Paul Common Stock to be received by such Stockholder upon the Merger (except for cash received for fractional shares) that would constitute a "related person acquisition" described in (S) 1.368-1(e)(2) of the Regulations issued pursuant to the Internal Revenue Code of 1986, as amended (the "Regulations") or that would otherwise cause the Merger to fail to satisfy the continuity of interest requirement set out in (S) 1.368-1(e) of the Regulations (a "Disqualifying Transfer"). Such Stockholder is not aware of, or participating in, any plan or intent on the part of Beverly Corp. stockholders to engage in one or more Disqualifying Transfers of the St. Paul Common Stock to be issued in the Merger.

     3. Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his/her shares of Beverly Corp. Common Stock, provided that such Stockholder obtains the prior written consent of St. Paul and that any acquirer of such Beverly Corp. Common Stock agrees in writing to be bound by this Stockholder Agreement.

     4. Specific Performance; Termination. The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. Beverly Corp. and each of the Stockholders agree that irreparable damage to St. Paul would occur in the event that the provisions of this Stockholder Agreement were not performed in accordance with its specific terms or were otherwise breached by Beverly Corp. or any of the Stockholders. It is accordingly agreed that St. Paul shall be entitled to an injunction or injunctions to prevent breaches of this Stockholder Agreement by Beverly Corp. or any of the Stockholders and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which St. Paul is entitled at law or in equity. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms; provided, however, that if the holders of Beverly Corp. Common Stock fail to approve the Agreement or Beverly Corp. fails to hold a stockholders' meeting to vote on the Agreement, then (i) Section 2(a) clause (ii) hereof shall continue in effect as to any plan or proposal received by Beverly Corp. from any person, entity or group (other than St. Paul or any affiliate thereof) prior to the termination of the Agreement or within 180 days after such termination and (ii)
Section 2(b) hereof shall continue in effect to preclude a sale other than pursuant to normal brokers transactions on the Nasdaq Stock Market, pledge other than to a bona fide financial institution or recognized securities dealer, transfer or other disposition directly or indirectly to any such person, entity or group in connection with any such plan or proposal, except upon consummation of such plan or proposal.

     5. Notices. Notices may be provided to St. Paul and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

     6. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     7. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

     8. Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

     9. Regulatory Approval.  If any provision of this Stockholder
Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be effective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Stockholder Agreement.

     IN WITNESS WHEREOF, St. Paul and Beverly Corp., by their respective duly authorized officers, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

ST. PAUL BANCORP, INC.

By:
   --------------------------------
   Name:

   Title:

BEVERLY BANCORPORATION, INC.

By:
   --------------------------------
   Name:

   Title:





STOCKHOLDERS:


-----------------------------------          -----------------------------------


-----------------------------------          -----------------------------------


-----------------------------------          -----------------------------------


-----------------------------------          -----------------------------------


-----------------------------------          -----------------------------------


-----------------------------------          -----------------------------------

                                   SCHEDULE I

                                        Number of Shares of Beverly Corp. Common
Name and Address of Stockhold                  Stock Beneficially Owned
-------------------------------         ----------------------------------------